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                                    FORM 8-A

                       Securities and Exchange Commission
                             Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                              Antex Biologics Inc.
                              --------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                 52-1563899
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       (State of incorporation                        (I.R.S. Employer
           or organization)                         Identification No.)

                 300 Professional Drive, Gaithersburg,  MD 20879
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              (Address of principal executive offices) (Zip Code)

       Securities to be registered' pursuant to Section 12(b) of the Act:

         Title of each class                  Name of each exchange on which
         to be so registered                  each class is to be registered

    Common Stock, $0.01 par value              The American Stock Exchange
    -----------------------------              ---------------------------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
(if applicable)

                      ----------------------------------
                               (Title of class)

                      ----------------------------------
                               (Title of class)




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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Common Stock - par value $0.01

         Holders of Common Stock are entitled to one vote for each share held of record. The holders of the Common Stock have no preemptive rights or rights to subscribe for additional shares or any conversion right or right of redemption. Holders of the Common Stock are (i) entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and (ii) upon liquidation, are entitled to participate pro rata in the assets of the Company available for distribution to the holders of the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

         The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be taken at a duly called annual or special meeting of the stockholders and special meetings may be called only by the Board of Directors or the President. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as approving a merger) only at a duly called stockholders meeting, and not by written consent.

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ITEM 2. EXHIBITS.

Not applicable.
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                                   SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)      Antex Biologics Inc.
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Date:             August 18, 2000
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By:               /s/ Gregory C. Zakarian
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                  Gregory C. Zakarian, Vice President, Finance